Consent of Independent Certified Public Accountants



We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 (Nos. 33-35941, 33-43868, 33-43866, 33-45994, 33-45142, 33-54382, 33-69946 and 33-75088) and on
Form S-8 (No. 33-85154) of Bentley Pharmaceuticals, Inc. (formerly Belmac Corporation) and subsidiaries of our report dated March 30, 1994 appearing on page F-2 of this Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears in this Form 10-K.




/s/ Price Waterhouse, LLP

Price Waterhouse, LLP

Tampa, Florida
March 29, 1996